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EXHIBIT 10.2


WATSON WYATT WORLDWIDE

                                                        WATSON WYATT & COMPANY

                                                        Office of the President
                                                        Suite 800
                                                        6707 Democracy Boulevard
                                                        Bethesda, MD  20814-1129

                                                        Telephone 301-581-4600
                                                        Fax  301-581-4883

October 22, 1999

Dr. David Friend
Watson Wyatt and Company
80 William Street
Wellesley Hills, MA  02181

Dear David,

The purpose of this letter is to summarize our recent discussions regarding your supplemental pension. In his letter of December 6, 1996, Paul Daoust set forth the following supplements to your pension:

First, in recognition that you worked one year for Watson Wyatt prior to joining full time, Watson Wyatt would treat your hire date and credit your service for pension purposes as of June 15, 1994. Second, you would receive a supplemental pension on a non-qualified basis which adds 50% to your service credited (this also applies to your June 1994 to June 1995 year). You are vested on the earlier of June 15, 2000 or on the date of your termination, if it is initiated by the company for reasons other than cause.

For clarity sake, the formula for calculating credited service = ((Actual Service + 1 year) *1.5). For example, if you terminate on June 15, 2002, you would have worked at WWW for seven years. Your credited service for pension purposes = ((7 plus 1) * 1.5) = 12 years. The sum of your actual service plus the supplemental service credit will, of course, be subject to the plan maximum of 25 years.

As you and I have discussed, we will also vest you in early retirement rights if you leave Watson Wyatt & Company within six months of a change of control (neither a public offering of Watson Wyatt & Company stock nor a merger/reorganization with WW Partners will be deemed a changed in control). These early retirement rights are valuable because they include the right to receive your benefits as early as age 50. If one of the events described in this paragraph occurs before you reach age 50, your retirement benefits will be calculated using the same early retirement factors that apply to a person age 50 (50% reduction) retiring directly from the company, regardless of your actual age if you retire before age 50.

As an example of how this calculation would be done, if you leave the company on June 15, 2004, you would be 48 years old and have 15 years of credited service, ((9 actual + 1) * 1.5) = 15. In calculating your retirement benefit, per Watson Wyatt's retirement plan, those 15 years of service would be multiplied by approximately 2% to equal approximately 30% of your final three-year average pay (base pay plus fiscal year end bonus but not including SIBP). That 30% would then be reduced by the factors applying for a person retiring at age 50 (50%), resulting in a pension equal to approximately 15% of final average three year pay. (Of course, this is just an illustration - the Plan documents themselves shall be definitive as to all terms not supplemented by this letter.) Thus, by being treated as if you had attained age 50, you would receive the benefits of the "cliff." For the sake of clarity, the "cliff" significantly increases the net present value of the retirement benefit, and thus is a valuable right.

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Should you be at or over age 50 when you retire from WWW, your supplemental service credit will, of course, still apply. However, these special early retirement rights should be moot since all plan participants over age 50 automatically receive them. To protect and preserve the value of all of your supplemental pension rights from unforeseen future changes in the pension plan that could be financially harmful to you, we will offer you the "most favored nation" status with respect to the choices offered to any other subset of WWW employees. For example, if a cash balance plan was put in place and WWW offered a choice to employees age 45 and over with ten years of service to stay in the old plan or accept the new plan, you would be given the same chance to choose whichever plan was more favorable to you, regardless of your actual age or service.

David, I trust this summarized our discussions accurately. I look forward to continuing to work with you in the years ahead to make Watson Wyatt the best firm possible.

/s/ John J. Haley
John J. Haley

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WATSON WYATT WORLDWIDE

                                                  WATSON WYATT & COMPANY

                                                  80 William Street
                                                  Wellesley Hills, MA 02181-3713

         December 6, 1996                         Telephone 617-237-3900
                                                  Fax 617-235-0311

Dr. David Friend
Watson Wyatt and Company
80 William Street
Wellesley Hills, MA  02181

Dear David,

The purpose of this letter is to summarize our recent discussions regarding the provision of a supplemental pension to you. We have decided to grant this supplemental pension in view of the fact that you were a mid-career hire who joined Watson Wyatt after significant business experiences in various capacities, which have added substantially to your value as Practice Director for the Group & Health Care Practice.

We will provide you with a supplemental pension on a non-qualified basis which would, in essence, add 50% to your service credited for benefit calculation purposes under both our qualified and non-qualified pension plans, with all of the other usual plan provisions, including vesting, applicable. Also, in recognition of the fact that you worked for us prior to joining us full time in June of 1995, we will treat your hire date for pension purposes only as June, 1994 (the 50% add-on will also apply to this year of service).

You will become vested in the 50% add-on for service and the prior year of service mentioned above only if you meet the usual five-year 100% vesting schedule without regard to these provisions. Thus you will be 100% vested in this additional service if you remain continuously employed with Watson Wyatt until June 15, 2000.

Finally, in the event you are terminated by us for reasons other than cause prior to the date you are 100% vested, we will vest you in your accrued benefits under our qualified and non-qualified plans, calculated including the service credits outlined above.

I trust this summarizes our discussion accurately. If not, please let me know.

I look forward to continuing to work with you, David, as a key member of our senior management team that is building the best global firm in our business.

Sincerely,

/s/ Paul R. Daoust
Paul R. Daoust
Chief Operating Officer

cc:      Pete Smith